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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___ )*


                                   POZEN, INC.
            -------------------------------------------------------------
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
            -------------------------------------------------------------
                         (Title of Class of Securities)


                                    73941U102
                  --------------------------------------------
                                 (CUSIP Number)


                               SEPTEMBER 13, 2002
          -------------------------------------------------------------
              (Date of Event Which Requires Filing This Statement)


     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

CUSIP No.            73941U102
                   ------------
         1.     Names of Reporting Persons                                 BIOTECH TARGET N.V.
                                                     --------------------------------------------------------------

                I.R.S. Identification Nos. of above persons (entities only):                        N/A
                                                                                        ---------------------------

         2.     Check the Appropriate Box if a Member of a Group (See Instructions)

                (a)   [X]

                (b)   [ ]

         3.     SEC  Use Only
                                    -------------------------------------------------------------------------------

         4.     Citizenship or Place of Organization                          NETHERLANDS ANTILLES
                                                              -----------------------------------------------------

         Number of Shares Beneficially        5.    Sole Voting Power                              0
         Owned by Each Reporting Person                                               -------------------------
         with:
                                              6.    Shared Voting Power                        2,800,000
                                                                                      -------------------------

                                              7.    Sole Dispositive Power                         0
                                                                                      -------------------------


                                              8.    Shared Dispositive Power                   2,800,000
                                                                                      -------------------------

         9.     Aggregate Amount Beneficially Owned
                by Each Reporting Person                                                 2,800,000
                                                                       --------------------------------------------


         10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares                          [ ]


         11.    Percent of Class Represented by amount in Row (9)                                10.0%
                                                                                    -------------------------------


         12.    Type of Reporting Person (See Instructions)                                 CO
                                                                       --------------------------------------------

CUSIP No.           73941U102
            -------------------------

         1.     Names of Reporting Persons                                    BB BIOTECH AG
                                                     --------------------------------------------------------------

                I.R.S. Identification Nos. of above persons (entities only):                        N/A
                                                                                        ---------------------------

         2.     Check the Appropriate Box if a Member of a Group (See Instructions)

                (a)   [X]

                (b)   [ ]

         3.     SEC  Use Only
                                    -------------------------------------------------------------------------------

         4.     Citizenship or Place of Organization                               SWITZERLAND
                                                              -----------------------------------------------------

         Number of Shares Beneficially        5.    Sole Voting Power                              0
         Owned by Each Reporting Person                                               -------------------------
         with:
                                              6.    Shared Voting Power                        2,800,000
                                                                                      -------------------------

                                              7.    Sole Dispositive Power                         0
                                                                                      -------------------------

                                              8.    Shared Dispositive Power                   2,800,000
                                                                                      -------------------------

         9.     Aggregate Amount Beneficially Owned
                by Each Reporting Person                                                 2,800,000
                                                                       --------------------------------------------

         10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares                          [ ]

         11.    Percent of Class Represented by amount in Row (9)                                10.0%
                                                                                    -------------------------------

         12.    Type of Reporting Person (See Instructions)                               CO, HC
                                                                       --------------------------------------------

ITEM 1

         1(a)   Name of Issuer:                                            POZEN, INC.
                                            ------------------------------------------------------------------------

         1(b)   Address of Issuer's Principal Executive Offices:

                                        1414 RALEIGH ROAD, SUITE 400, CHAPEL HILL, NC 27517
                ----------------------------------------------------------------------------------------------------
ITEM 2

         2(a)   Name of Person Filing:                       BB BIOTECH AG ("BB BIOTECH"), ON BEHALF OF
                                                 -------------------------------------------------------------------
                BIOTECH TARGET N.V. ("BIOTARGET"), ITS WHOLLY-OWNED SUBSIDIARY AND RECORD OWNER OF THE SECURITIES.
         2(b)   Address of Principal Business Office or, if none, Residence:

                BB BIOTECH AG:       VODERGASSE 3, CH-8300 SCHAFFHAUSEN, SWITZERLAND

                BIOTECH TARGET N.V.:    DE RUYTERKADE 62, WILLEMSTAD, CURACAO
                                        NETHERLANDS ANTILLES

         2(c)   Citizenship:                                          SWITZERLAND
                                    -------------------------------------------------------------------------------

         2(d)   Title of Class of Securities                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                                                     --------------------------------------------------------------

         2(e)   CUSIP Number                          73941U102
                                        -----------------------------------

ITEM 3

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         a.   [ ] Broker or Dealer registered under Section 15 of the Act.

         b.   [ ] Bank as defined in Section 3(a)(6) of the Act.

         c.   [ ] Insurance company as defined in Section 3(a)(19) of the Act.

         d.   [ ] Investment company registered under section 8 of the Investment Company Act of 1940.

         e.   [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

         f.   [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         g.   [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         h.   [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         i.   [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
                  Investment Company Act of 1940;

         j.   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)    Amount beneficially owned:                             2,800,000
                                                     --------------------------------------------

         (b)    Percent of class:                                        10.0%
                                                     --------------------------------------------

         (c)    Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote                                       0
                                                                                        ---------------------------

                (ii)  Shared power to vote or to direct the vote                                 2,800,000
                                                                                        ---------------------------

                (iii) Sole power to dispose or to direct the disposition of                          0
                                                                                        ---------------------------

                (iv)  Shared power to dispose or to direct the disposition of                    2,800,000
                                                                                        ---------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.



                                                             N/A
         ----------------------------------------------------------------------



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.



         THIS STATEMENT IS FILED JOINTLY BY BB BIOTECH AND BIOTECH TARGET. BIOTARGET IS A WHOLLY OWNED SUBSIDIARY OF BB BIOTECH.



ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP



                                                             N/A
         ----------------------------------------------------------------------



ITEM 9.  NOTICE OF DISSOLUTION OF GROUP



                                                             N/A
         ----------------------------------------------------------------------

ITEM 10.  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

         After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       BB BIOTECH AG


Date:           SEPTEMBER 26, 2002                By:                       /s/ Adrian Brungger
         -------------------------------               ------------------------------------------------------------
                                                                            Signatory Authority

                                                Name:                         Adrian Brungger
                                                       ------------------------------------------------------------

                                               Title:                       SIGNATORY AUTHORITY
                                                       ------------------------------------------------------------


Date:           SEPTEMBER 26, 2002                By:                         /s/ Anders Hove
         -------------------------------               ------------------------------------------------------------
                                                                            Signatory Authority

                                                Name:                           Anders Hove
                                                       ------------------------------------------------------------

                                               Title:                       SIGNATORY AUTHORITY
                                                       ------------------------------------------------------------


                                                       BIOTECH TARGET N.V.


Date:           SEPTEMBER 26, 2002                By:                       /s/ Adrian Brungger
         -------------------------------               ------------------------------------------------------------
                                                                            Signatory Authority

                                                Name:                         Adrian Brungger
                                                       ------------------------------------------------------------

                                               Title:                       SIGNATORY AUTHORITY
                                                       ------------------------------------------------------------


Date:           SEPTEMBER 26, 2002                By:                         /s/ Anders Hove
         -------------------------------               ------------------------------------------------------------
                                                                            Signatory Authority

                                                Name:                           Anders Hove
                                                       ------------------------------------------------------------

                                               Title:                       SIGNATORY AUTHORITY
                                                       ------------------------------------------------------------